Exhibit 3.1

WALKER & DUNLOP, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

Walker & Dunlop, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST:                    The Corporation desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:               The following provisions are all the provisions of the Charter of the Corporation currently in effect and as hereinafter amended and restated (the “Charter”):

ARTICLE I

INCORPORATOR

William M. Walker, whose address is 7501 Wisconsin Avenue, Suite 1200, Bethesda, MD 20814, being a natural person over the age of eighteen, formed a corporation under the provisions and subject to the requirements of the laws of the State of Maryland on July 29, 2010.

ARTICLE II

NAME

The name of the corporation is:  Walker & Dunlop, Inc.

ARTICLE III

PURPOSES AND POWERS

Section 3.1             Purposes.  The purposes for which the Corporation is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in effect.  The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the Charter and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of Maryland.

Section 3.2             Powers.  The Corporation shall have all of the powers granted by law to Maryland corporations and all other powers set forth in the Charter that are not inconsistent with law and are appropriate to promote and attain its purposes.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 7501 Wisconsin Avenue, Suite 1200, Bethesda, MD 20814.  The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202.  The Corporation may have such offices or places of business within or outside the State of Maryland as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine. The resident agent is a Maryland corporation.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1.            Powers.  Subject to any express limitations contained in the Charter or in the bylaws of the Corporation (the “Bylaws”), (a) the business and affairs of the Corporation shall be managed under the direction of the Board of Directors and (b) the Board of Directors shall have full, exclusive and absolute power, control and authority over any and all property of the Corporation.  The Board of Directors may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Corporation.  This Charter shall be construed with the presumption in favor of the grant of power and authority to the Board of Directors.  Any construction of the Charter or determination made in good faith by the Board of Directors concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Directors included in the Charter or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors or the directors under the general laws of the State of Maryland or any other applicable law.

Section 5.2             Number of Directors.  The number of directors constituting the entire Board of Directors is currently set at six (6), but may hereafter be increased or decreased only by the Board of Directors in accordance with the provisions set forth in the Bylaws, but shall never be fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”) nor more than fifteen (15).  The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

William M. Walker

Howard W. Smith, III

Mitchell M. Gaynor

John Rice

Edmund F. Taylor

Robert A. Wrzosek

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.3             Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock, as hereinafter defined, to elect or remove one or more directors, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.4             Approval of Extraordinary Actions.  Except as specifically provided in Section 5.3 (relating to removal of directors) and in Article VII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater proportion of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE VI

STOCK

Section 6.1             Authorized Shares.  The total number of shares of stock of all classes which the Corporation has authority to issue is two hundred fifty million (250,000,000), consisting of two hundred million (200,000,000) shares of common stock, $0.01 par value per share (“Common Stock”), and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is two million five hundred thousand dollars ($2,500,000).  The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has the authority to issue.

Section 6.2             Common Stock.  Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of Common Stock are entitled to vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Common Stock or Preferred Stock.

Section 6.2.1          Dividends and Distributions.  The Board of Directors may from time to time authorize and the Corporation shall declare to the holders of Common Stock such dividends or distributions in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine, but only out of funds legally available therefor.  Stockholders shall have no right to any dividend or distribution unless and until authorized by the Board of Directors and declared by the Corporation.  The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.2.1 shall be subject to the preferences of any class or series of stock at the time outstanding.

Section 6.2.2          Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of Common Stock shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock as to distributions in the event of dissolution, liquidation or winding up of the Corporation.

Section 6.3             Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

Section 6.4             Classification and Reclassification of Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors (a) by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (ii) specify the number of shares to be included in the class or series; and (iii) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (b) shall cause the Corporation to file articles supplementary with SDAT containing the information required by the MGCL.  Any of the terms of any class or series of stock set or changed pursuant to clause (a)(iii) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations or actions by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

If shares of stock of one class are classified or reclassified into shares of another class pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in Section 6.1.

Section 6.5             Authorization by the Board of Directors of Stock Issuance.  The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 6.6             Preemptive and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock of the Corporation pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 or Title 3, Subtitle 7 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 6.7             Stockholders’ Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 6.8             Charter and Bylaws.  All persons who shall acquire a share of stock shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

LIMITATION OF LIABILITY AND INDEMNIFICATION

OF DIRECTORS AND OFFICERS

Section 7.1             Limitation of Director and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Section 7.1, nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Section 7.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  In the absence of any Maryland statute limiting the liability of directors and officers of a Maryland corporation for money damages in a suit by or on behalf of the Corporation or by any stockholder, no director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that (a) the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 7.2             Indemnification.

(a)   To the maximum extent permitted by Maryland law in effect from time to time, and in accordance with applicable provisions of the Bylaws and any indemnification agreement in effect from time to time, the Corporation shall indemnify, and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to, (i) any present or former director or officer of the Corporation against any claim or liability to which he or she may become subject by reason of service in such capacity, and (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  The indemnification and payment or reimbursement of expenses provided in this Section 7.2 shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of this Section 7.2 with respect to any act or omission that occurred prior to the effective date of such amendment, repeal or adoption.

(b)           The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)           The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE VIII

DURATION

The Corporation shall continue perpetually unless terminated pursuant to any applicable provision of the MGCL.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including, without limitation, any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of not less than a majority of all the shares of stock of the Corporation then outstanding and entitled to be cast on the matter.  Any amendment to Section 5.3 or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of two-thirds of all the shares of stock of the Corporation then outstanding and entitled to be cast on the matter.

ARTICLE XI

SEVERABILITY

If any provision of the Charter shall be held invalid or unenforceable in any respect, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable any other provision of the Charter in any other jurisdiction.

THIRD:                  The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:              The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment to and restatement of the Charter.

FIFTH:                   The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment to and restatement of the Charter.

SIXTH:                   The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment to and restatement of the Charter.

SEVENTH:             The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment to and restatement of the Charter was one hundred thousand (100,000) shares of Common Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was one thousand dollars ($1,000).

EIGHTH:                The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment to and restatement of the Charter is two hundred fifty million (250,000,000), consisting of two hundred million (200,000,000) shares of common stock, $0.01 par value per share (“Common Stock”), and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is two million five hundred thousand dollars ($2,500,000).

NINTH:                  The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on this 28th day of October, 2010.

ATTEST:		WALKER & DUNLOP, INC.

/s/ Deborah A. Wilson		/s/ William M. Walker (SEAL)

Name:	Deborah A. Wilson	Name:	William M. Walker
Title:	Secretary	Title:	Chairman, President and Chief Executive Officer